MEMC ELECTRONIC MATERIALS, INC.
501 Pearl Drive (City of O'Fallon)
P. O. Box 8
St. Peters, Missouri 63376

For Immediate Release
CONTACT: Janine Orf
Director, Investor Relations
636-474-5443
Ian Bailey/Michael Polyviou
FD Morgen-Walke
212-850-5600
Press: Scot Hoffman
212-850-5617

MEMC REPORTS DILUTED EARNINGS PER SHARE OF $0.13
IN 2003 SECOND QUARTER

REDUCES DEBT BY $129.9 MILLION

St. Peters, MO, July 28, 2003 - MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the second quarter ended June 30, 2003.

Summary of the second quarter results:

  Net sales of $191.8 million

  Gross margin of 29% of net sales

  Operating income of $33.7 million (18% of net sales)

  Net income of $27.3 million, diluted EPS of $0.13

  Debt reduced from $270.6 million to $140.8 million

Commenting on the quarter, Nabeel Gareeb, MEMC's Chief Executive Officer, said:

"MEMC continued to deliver solid results this quarter, achieving diluted earnings per share of $0.13 and net income of $27.3 million, compared to $0.09 and $19.7 million, respectively, last quarter. In addition, we are pleased with the success of our common stock offering this quarter, which, combined with internally generated cash, enabled us to reduce our debt balances by $130 million in the 2003 second quarter alone. We remain committed to using our excess cash generation to reduce our debt and to strengthen our balance sheet, with our long-term objective of being self-funding."

Net sales were $191.8 million for the 2003 second quarter compared to $188.3 million for the 2003 first quarter. Net sales increased 10% compared to $174.3 million in the 2002 second quarter. The year-over-year increase in net sales was primarily a result of higher product volumes.

The Company reported gross margin in the 2003 second quarter of $55.6 million, or 29% of net sales, compared to $54.2 million, or 29% of net sales, in the 2003 first quarter. The Company's year-over-year gross margin improved $10.7 million, from $44.9 million in the 2002 second quarter, primarily as a result of improved productivity, as year-over-year product volumes increased approximately 10% while manufacturing headcount remained flat. The Company reported operating income of $33.7 million, or 18% of net sales, in the 2003 second quarter, compared to operating income of $32.7 million, or 17% of net sales, for the 2003 first quarter. The Company reported operating income of $15.9 million, or 9% of net sales, in the 2002 second quarter, which included a $4.8 million restructuring charge.

Other nonoperating income in the 2003 second quarter included currency gains of $1.5 million, compared to currency losses of $2.5 million in the 2003 first quarter and currency gains in the 2002 second quarter of $10.0 million.

The Company expects its effective income tax rate in 2003 will be approximately 25%. The income tax rate in the 2003 second quarter was 22.5% in order to bring the year-to-date effective income tax rate in line with this expectation. The income tax rate is expected to be 25% for the remaining quarters of 2003.

The Company reported net income available to common stockholders of $27.3 million, or $0.13 per diluted share, for the 2003 second quarter compared to $19.7 million, or $0.09 per diluted share, in the 2003 first quarter. Compared to the 2002 second quarter, the Company's net income available to common stockholders improved $21.3 million, from $6.0 million, or $0.07 per diluted share.

The Company achieved operating cash flow of $23.5 million for the 2003 second quarter, compared to $24.6 million in the 2003 first quarter and $14.2 million in the 2002 second quarter.

Capital expenditures during the 2003 second quarter totaled $21.2 million, compared to $15.8 million in the 2003 first quarter and $4.5 million in the 2002 second quarter. The Company expects capital expenditures in calendar year 2003 to be in the range of $70.0 to $80.0 million.

Second quarter 2003 cash flows reflect the net proceeds from the Company's recent public offering of approximately $94.4 million. Following the stock offering, the Company repaid the entire outstanding balance of $70.0 million on its $150.0 million revolving credit facility. In total, the Company's debt balances were reduced by $129.9 million in the 2003 second quarter, compared to a reduction of $14.0 million in the 2003 first quarter. As of June 30, 2003, the Company had $236.0 million available under existing credit facilities.

The Company's cash and cash equivalents and short-term investments totaled $127.6 million at the end of 2003 second quarter, compared to $160.8 million at the end of the 2003 first quarter.

Outlook

"Based on current market conditions, we expect our net sales in the 2003 third quarter to increase in the low single digit percentage range compared to the 2003 second quarter. We also anticipate that our gross and operating margins will improve sequentially in the 2003 third quarter compared to the 2003 second quarter," continued Gareeb.

Conference Call

MEMC will host a conference call today, July 28, 2003, at 5:30 p.m. EDT to discuss the Company's second quarter results and related business matters. A live webcast will be available on the Company's web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 6:30 p.m. EDT on July 28, until 11:59 p.m. EDT on August 1, 2003. To access the replay, please dial 706-645-9291, and use passcode "1568839", at any time during that period.

About MEMC

MEMC is the world's largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

Certain matters discussed in this news release are forward-looking statements, including, our expectation that our effective income tax rate in 2003 will approximate 25%, our expectation that our capital expenditures in calendar year 2003 will be in the range of $70 to $80 million, our expectation that our net sales in the 2003 third quarter will increase in the low single digit percentage range compared to the 2003 second quarter and our anticipation that our gross and operating margins will improve sequentially in the 2003 third quarter compared to the 2003 second quarter. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers, customer acceptance of our new products, utilization of manufacturing capacity, our ability to reduce manufacturing and operating costs, inventory levels of our customers, demand for semiconductors generally, changes in the pricing environment, general economic conditions, actions by competitors, customers, and suppliers, the impact of competitive products and technologies, technological changes, changes in currency exchange rates, changes in the composition of worldwide taxable income, and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's 2002 Form 10-K, as amended. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; Dollars in thousands, except share data)
	Three Months Ended			Six Months Ended June 30,
	June 30, 2003	March 31, 2003	June 30, 2002
				2003	2002
Net Sales	$ 191,829	$ 188,345	$174,271	$ 380,174	$ 310,922
Costs of goods sold	136,205	134,143	129,404	270,348	244,388
Gross Margin	55,624	54,202	44,867	109,826	66,534
Operating Expenses
Marketing and administration	13,391	14,094	17,740	27,485	35,168
Research and development	8,530	7,390	6,452	15,920	13,268
Restructuring costs	-	-	4,811	-	6,985
Operating income	33,703	32,718	15,864	66,421	11,113
Nonoperating (income) expense
Interest expense	3,303	4,007	5,889	7,310	10,944
Interest income	(1,916)	(1,991)	(824)	(3,907)	(2,812)
Royalty income	(1,092)	(794)	(1,037)	(1,886)	(1,602)
Other, net	(1,163)	2,164	(9,325)	1,001	(8,425)
Total operating (income) expense	(868)	3,386	(5,297)	2,518	(1,895)
Income before income taxes, equity in income of joint ventures and minority interests	34,571	29,332	21,161	63,903	13,008
Income Taxes	7,763	8,213	6,413	15,976	7,867
Income before equity in income of joint ventures and minority interests	26,808	21,119	14,748	47,927	5,141
Equity in income of joint ventures	1,665	1,063	945	2,728	663
Minority Interests	(1,197)	(2,442)	(1,549)	(3,639)	(1,857)
Net income	$ 27,276	$ 19,740	$ 14,144	$ 47,016	$ 3,947
Cumulative preferred stock dividends	$ -	$ -	($ 8,166)	$ -	($ 16,093)
Net income (loss) allocable to common stockholders	$ 27,276	$ 19,740	$ 5,978	$ 47,016	($ 12,146)
Basic income (loss) per share	$ 0.14	$ 0.10	$ 0.09	$ 0.24	($ 0.17)
Diluted income (loss) per share	$ 0.13	$ 0.09	$ 0.07	$ 0.22	($ 0.17)
Weighted average shares used in computing basic income (loss) per share	200,637,931	195,448,914	69,907,428	198,057,757	69,783,561
Weighted average shares used in computing diluted income (loss) per share	217,710,967	210,663,215	205,932,933	214,214,398	69,783,561

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	June 30, 2003	March 31, 2003	December 31, 2002
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 86,763	$ 115,461	$ 119,651
Short-term investments	40,853	45,338	45,995
Accounts receivable, net	98,099	87,986	95,022
Inventories	96,177	90,638	85,106
Prepaid and other current assets	18,515	19,123	17,934
Total current assets	340,407	358,546	363,708
Property, plant and equipment, net	203,315	191,547	184,875
Investments in joint ventures	19,548	17,883	16,820
Goodwill, net	3,761	3,761	3,761
Deferred tax assets, net	26,090	32,146	33,668
Other assets	33,935	30,787	28,850
Total assets	$ 627,056	$ 634,670	$ 631,682

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$ 53,350	$ 100,259	$ 123,640
Accounts payable	69,400	63,889	68,014
Accrued liabilities	31,103	30,907	33,986
Customer deposits	14,468	14,771	15,055
Provision of restructuring costs	4,826	6,051	7,808
Income taxes	13,317	17,918	14,183
Accrued wages and salaries	19,969	22,122	23,387
Total current liabilities	206,433	255,917	286,073
Long-term debt, less current portion	87,414	170,382	160,998
Pension and similar liabilities	107,611	106,313	104,866
Customer deposits	14,789	16,762	19,617
Other liabilities	29,789	27,773	26,812
Total liabilities	446,036	577,147	598,366
Minority interests	59,125	60,438	57,996
Commitments and contingencies
Stockholders' equity (deficiency)
Common stock	2,072	1,968	1,965
Additional paid-in capital	123,572	27,541	26,965
Retained earnings (deficit)	12,549	(14,727)	(34,467)
Accumulated other comprehensive loss	(6,556)	(7,118)	(7,329)
Deferred compensation	(5,022)	(5,859)	(7,094)
Treasury stock, 929,205 shares	(4,720)	(4,720)	(4,720)
Total stockholders' equity (deficiency)	121,895	(2,915)	(24,680)
Total liabilities and stockholders' equity (deficiency)	$ 627,056	$ 634,670	$ 631,682

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited; Dollars in thousands)
	Three Months Ended			Six Months Ended June 30,
	June 30, 2003	March 31, 2003	June 30, 2002
				2003	2002
Cash flows from operating activities
Net income	$ 27,276	$ 19,740	$ 14,144	$47,016	$ 3,947
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,334	8,757	7,669	17,091	16,707
Minority interests	1,197	2,442	1,549	3,639	1,857
Stock compensation	837	1,235	3,182	2,072	4,159
Equity in income of joint ventures	(1,665)	(1,063)	(945)	(2,728)	(663)
Working capital and other	(12,472)	(6,557)	(11,419)	(19,029)	(18,383)
Net cash provided by operating activities	23,507	24,554	14,180	48,061	7,624
Cash flows from investing activities
Capital expenditures	(21,202)	(15,813)	(4,477)	(37,015)	(7,146)
Short-term investments, net	4,485	657	(3,435)	5,142	(2,320)
Proceeds from sale of property, plant and equipment	-	22	334	22	334
Net cash used in investing activities	(16,717)	(15,134)	(7,578)	(31,851)	(9,132)
Cash flows from financing activities
Net short-term borrowings	(53,060)	(278)	15,656	(53,338)	13,572
Proceeds from issuance of common stock	96,135	580	695	96,715	695
Dividend to minority interest	(2,510)	-	(2,251)	(2,510)	(2,251)
Principal payments on long-term debt	(81,384)	(11,464)	(3,156)	(92,848)	(17,235)
Net cash provided by (used in) financing activities	(40,819)	(11,162)	10,944	(51,981)	(5,219)
Effect of exchange rate changes on cash and cash equivalents	5,331	(2,448)	7,974	2,883	8,340
Net increase (decrease) in cash and cash equivalents	(28,698)	(4,190)	25,520	(32,888)	1,613
Cash and cash equivalents at beginning of period	115,461	119,651	51,449	119,651	75,356
Cash and cash equivalents at end of period	$86,763	$ 115,461	$ 76,969	$86,763	$76,969